Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A of Fidelity School Street Trust: Fidelity New Markets Income Fund and Fidelity Strategic Income Fund of our reports dated February 22, 2005, and Spartan Intermediate Municipal Income Fund of our report dated February 14, 2005 on the financial statements and financial highlights included in the December 31, 2004 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 24, 2005